Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carrizo Oil & Gas, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-159237) on Form S-3 and the registration statements (Nos. 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our reports dated February 29, 2012, with respect to the consolidated balance sheets of Carrizo Oil & Gas, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Carrizo Oil & Gas Inc.

/s/ KPMG LLP

Houston, Texas

February 29, 2012